Exhibit 99.1
Holly Energy Partners, L.P. Announces Exercise of Over-Allotment Option
DALLAS, TX, May 18, 2009 — Holly Energy Partners, L.P. (NYSE:HEP) (the “Partnership”) announced today that the underwriters of its previously announced equity offering have exercised their over-allotment option and will purchase an additional 192,400 common units. The option was granted in connection with the Partnership’s public offering of two million common units at an offering price of $27.80 per unit, which priced on May 5, 2009 and closed on May 8, 2009.
Goldman, Sachs & Co. and UBS Investment Bank acted as the joint book-running managers for the offering. SMH Capital acted as co-manager.
This offering was made pursuant to an effective shelf registration statement. A prospectus supplement and accompanying prospectus describing the terms of the offering has been filed with the Securities and Exchange Commission, copies of which may be obtained by sending a request to: Goldman, Sachs & Co., Prospectus Department, 100 Burma Road, Jersey City, NJ 07305, phone: 212.902.1171, and email at prospectus-ny@ny.email.gs.com or UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, phone: 888.827.7275.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities described herein, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
About Holly Energy Partners L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including Holly Corporation, which currently owns a 41% interest in the Partnership (including the general partner interest) after the exercise of the underwriters’ over-allotment option. The Partnership owns and operates petroleum product and crude pipelines, tankage and terminals located in Texas, New Mexico, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico, and a 25% interest in SLC Pipeline, LLC, a transporter of crude oil in the Salt Lake City area.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future events or performance and involve certain risks and uncertainties, including those contained in our filings made from time to time with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.